CONFIDENTIAL TREATMENT REQUESTED

  (*) Denotes information for which confidential treatment has been requested.

  Confidential portions omitted have been filed separately with the Commission.







                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             TODD POWER CORPORATION

                                       AND

                         ORYX POWER PRODUCTS CORPORATION


                                       AND

                              ORYX TECHNOLOGY CORP.

                            ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT ("Agreement") dated March 2, 1998, by and among TODD POWER CORPORATION, a New York corporation ("Purchaser"), with offices at 50 Emjay Boulevard, Brentwood, New York 11717, ORYX POWER PRODUCTS CORPORATION, a Delaware corporation ("Seller"), with offices at 1601 Feehanville Drive, Suite 300, Mount Prospect, Illinois 60056 and ORYX TECHNOLOGY CORP., a Delaware
Corporation ("OTC"), having offices located at 47341 Bayside, Fremont, California, 94538. Purchaser, Seller and OTC are sometimes referred to collectively herein as the "Parties."

                                   WITNESSETH:

     WHEREAS, Seller is engaged in the business of the sale and distribution of power supply units and parts for use in electronic goods (the "Business"); and

     WHEREAS, Seller owns all but one share of the capital stock of Oryx De Mexico, S.A. de C.V., a Mexican corporation ("ODM"); and

     WHEREAS, ODM is in the business of manufacturing and assembling said power supply units and parts at a Maquiladora plant in Reynosa, Mexico for shipment to Seller's facility for distribution and sale pursuant to a certain Maquila Services Agreement between ODM and OTC; and

     WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser the entire Business of Seller by purchasing and selling, as the case may be, substantially all of Seller's assets of the Business, including but not limited to, all but one share of the capital stock of ODM (the "ODM Stock"), and by assigning, and assuming as the case may be, certain liabilities of Seller, all upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the promises and of the mutual agreements, covenants, representations and warranties hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1
             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

     1.1 Purchase and Sale of Assets. Subject to and upon the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser and Purchaser shall purchase from Seller, at the "Closing" (as hereinafter defined), all of the properties, assets, rights and business of Seller of every type and description, real, personal and mixed, tangible and intangible, related to, derived from or used in the operation of the Business, wherever located and whether or not reflected on the books and records of Seller (all of such assets, properties, rights and business being hereinafter sometimes collectively referred to herein as the "Acquired Assets") including, without limitation, the following:

          (a) all inventory, including, without limitation, the finished goods, work in progress, components, parts and supplies related thereto identified on
Schedule 1.1(a) hereto ("Seller's Inventory");

          (b) all accounts receivable (the "Transferred Receivables");

          (c) all furniture, fixtures, equipment, tools, machinery, vehicles, supplies, signs, leasehold improvements and other tangible personal property of Seller;

          (d) all of Seller's right, title and interest in, to and under (i) any agreements (other than any agreement or arrangement with any distributor or manufacturers' representative and those certain Severance Agreements with Thomas Landgraf, Gary Sollner and Charles Ray and Separation Agreement with Ronald Spaight, leases and contracts, including, but not limited to, those described in
Schedule 1.1(d)(i) hereto; (collectively the "Transferred Agreements"), and (ii) any and all prepayments, deposits and similar assets (including but not limited to cash reserves) relating to or associated with the Transferred Agreements;

          (e) all intellectual property owned or licensed by Seller or used in the operation of the Business (the "Intellectual Property"), including, without limitation, (i) trade names, trademarks, service names, service marks, copyrights, private labels, logos or designs, whether registered or not, including, without limitation, the names and marks set forth in Schedule 1.1(e) hereto and a perpetual, royalty free license to use the name "Oryx" in combination or in connection with the sale of power supplies; and (ii) all trade secrets, confidential and/or proprietary information, know-how, patents, processes, procedures, devices, techniques, programs, software, creations, methods, formulas, designs, drawings, and technical information related to, derived from or used in the operation of the Business;

          (f) books, records and documents of Seller related to, derived from or used in the operation of the Business, including, without limitation, all customer lists, supplier lists, price lists, telephone numbers and listings, advertising materials and marketing plans, internet web pages, business files, regulatory files and approvals, business plans, financial data, operations manuals, repair or service manuals, fire, safety or environmental reports and all data related to inventory, sales and accounts receivable and similar books and records used in or relating to the Business and all stock and minute books of ODM;

          (g) all permits, licenses, orders, consents and approvals of any governmental or regulatory authority used in or related to the Business, or the operation of the Business; (h) all existing and prospective business relationships, reputation, and other intangibles which may be characterized as "good will" or "going concern value" of Seller's Business including, without limitation, the name "Oryx Power Products";

          (i) all choses in action, causes of action, claims and rights of recovery or setoff of every kind or character arising out of or attributable to any of the Acquired Assets or the Business which is purchased hereunder (hereinafter defined), irrespective of the date on which any such chose in action, cause of action, claim or right may arise or accrue;

          (j) all but one share of the capital stock of ODM; and

          (k) any and all other properties, assets, rights and businesses of every kind and nature owned or held by Seller on the Closing Date, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement.

     1.2 Assumption of Liabilities. Purchaser shall assume only those liabilities specifically described on Schedule 1.2 (the "Assumed Liabilities"). Except for the Assumed Liabilities specifically described in the immediately preceding sentence, Purchaser has not assumed or undertaken, and is not assuming or undertaking, to discharge or perform, any obligation or liability of Seller, all of which obligations and liabilities Seller and OTC hereby undertake to fully discharge, pay and/or satisfy as and when the same may become due. Without limiting the generality of the foregoing, Purchaser shall not be deemed to have assumed, nor shall Purchaser assume, any liability based upon or arising out of any tortious or wrongful actions of Seller or any liability for the payment of
(i) any liability or obligation of Seller arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and the performance of the transactions contemplated hereby including, without limitation, any tax liability so arising; (ii) any liability or obligation of Seller for any foreign, federal, state, county or local taxes, or any interest or penalties thereon, accrued for, applicable to or arising from any period ending on or prior to the date of Closing other than the Mexican Value Added Tax (the "VAT") on the assets of Seller located at the facility in Reynosa, Tamaulipas, Mexico, which will be shared in accordance with Section 8.2 hereof;
(iii) any salary, wage, benefit, bonus, vacation pay, sick leave, insurance, employment tax or similar liability of Seller to any employee, officer, director or other person or entity allocable to services performed on or prior to the date hereof; or (iv) any contributions to any pension, employee benefit or profit sharing plan of Seller, ODM or OTC for the benefit of any of Seller's employees, officers or directors.

     1.3 Excluded Assets. Notwithstanding any other provision of this Agreement the Acquired Assets shall not include and Seller shall retain: (a) cash and cash equivalents of Seller (other than any cash received by (*) ("*") after February 28, 1998 with respect to accounts receivable); (b) stock books, minute books and corporate seals of Seller (but the Acquired Assets shall include such books and seals of ODM); and (c) Seller's right to enforce this Agreement.

     1.4 Notwithstanding anything in this Agreement to the contrary, title to Seller's Inventory shall, without any further action by or on behalf of Seller, pass to Purchaser upon delivery thereof to Purchaser from time to time at Purchaser's facility located in McAllen, Texas. Purchaser shall have the right to process and complete all unfinished inventory and shall pay all costs of delivery to Purchaser's facility in McAllen, Texas.

                                    ARTICLE 2
                       PURCHASE PRICE AND TERMS OF PAYMENT

     2.1 Purchase Price. In consideration of the sale, assignment, transfer, conveyance and delivery of the Acquired Assets to Purchaser, and in reliance upon the representations, warranties, covenants and agreements made herein, Purchaser shall pay Seller the following amounts (the "Purchase Price"):

          (a) At the closing, the sum of Two Million Dollars ($2,000,000.00) by wire transfer or certified or bank check, payable to the order of Seller.

          (b)  An  additional   amount  not  to  exceed  Four  Million   Dollars
($4,000,000.00) (the "Earn Out") calculated and adjusted pursuant to Section 2.3 hereof.

          (c) At the Closing, Purchaser shall repay or cause to be repaid the aggregate outstanding loan advances (the "(*) Advances") made by (*) and set forth on Schedule 2.1(c).

     2.2 Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated among Acquired Assets in conformance with the provisions of
Section 1060 of the Internal Revenue Code, as amended (the "Code") and in accordance with an appraisal and allocation prepared by American Appraisal. The Parties agree to accept the allocation prepared by American Appraisal and to report the allocation of the Purchase Price in Code Form 8594 and, where required, in their respective Federal and State income tax returns in accordance therewith.

     2.3 Calculation and Adjustment of Earn Out.

          (a) Subject to adjustment pursuant to Section 2.3(b) hereof, Seller shall be entitled to receive additional consideration based on attaining certain levels of "Oryx Sales" (as hereinafter defined) during the fourteen month period immediately following the Closing (the "Earn Out Period"). Oryx Sales shall mean sales by Purchaser or any affiliate of Purchaser (i) of the specific products and derivatives of such products listed on Schedule 2.3(a)(1) to the specific customers designated to that product on said Schedule; (ii) of any products (other than standard and modified standard products of Todd Products Corp.) to the customers identified on Schedule 2.3(a)(2); and (iii) of identified products listed on Schedule 2.3(a)(3), reduced by the amount of all taxes, shipping and insurance charges, commissions payable to certain manufacturers representatives identified as item 13 on Schedule 1.2, and all amounts attributable to returns and adjustments accepted in accordance with customary industry practice. Payments ("Earn Out Payments") shall be paid only with respect to Oryx Sales for which payment is actually received and will be computed in accordance with the table set forth below. Earn Out Payments will be paid on the last day of the month immediately following the month during which Purchaser actually receives payment with respect to accounts receivable attributable to Oryx Sales.

------------ --------------------------------------------------- -------------------------------------------------------
                                                                 Earn Out Payment Calculation at and within
Level        Aggregate Payments Received (*)                     each Level including all prior Levels (*)
------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------

------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------
I.
------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------

------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------
II.
------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------

------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------
III.
------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------

------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------
IV.
------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------

------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------
V.
------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------

------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------
VI.
------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------

------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------
VII.
------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------

------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------
VIII.
------------ --------------------------------------------------- -------------------------------------------------------
------------ --------------------------------------------------- -------------------------------------------------------

------------ --------------------------------------------------- -------------------------------------------------------


For purposes of computing aggregate payments received, amounts received for shipping, insurance, non-recurring engineering charges and other ancillary costs will be excluded and credits for returns and adjustments will be netted against Oryx Sales. For any shipment of products with respect to Oryx Sales initially made within the Earn Out Period which is returned to Purchaser and re-shipped within 90 days after the end of the Earn Out Period, such re-shipment shall be treated as made during the Earn Out Period. Purchaser, in its sole discretion, shall have the right to accept or reject any Oryx Sale to any customer whatsoever, and no such rejected or potential Oryx Sale shall be included in the calculation of any Earn Out Payment.

          (b) Earn Out Payments shall be reduced dollar for dollar by the sum of the following:


               (i) the amount of any accounts receivable, (net of any reserve for bad debt, returns, allowances and warranty claims) reflected on the audited consolidated balance sheet (the "Closing Balance Sheet") of ODM and Seller dated February 28, 1998 ("Balance Sheet Date"), not collected in the ordinary course of business during the 180-day period immediately following the Closing;

               (ii) to the extent not previously  paid to Purchaser  pursuant to
Section 4.3(b), the amount, if any, by which the Seller's Net Asset Value (as hereafter defined) is less than $1,400,000.00. For purposes of this Agreement, Net Asset Value shall mean (a) the amount of Seller's assets, excluding cash, cash equivalents, and amounts attributable to goodwill, all as reflected on the Closing Balance Sheet, minus (b) the amount of Seller's liabilities, as reflected on the Closing Balance Sheet excluding inter-company debt, obligations with respect to certain redeemable convertible common stock, and accounts payable in excess of $1,800,000, all as reflected on the Closing Balance Sheet, plus the (*) Advances at February 28, 1998;

               (iii)the amount of any inventory in excess of any reserve for obsolete inventory reflected on the Closing Balance Sheet that remains unsold at the end of the Earn Out Period. If, at the end of the Earn Out Period, any IBM Inventory exists, Purchaser may in its sole discretion, elect to purchase such remaining IBM inventory by applying any Earn Out adjustments pursuant to this
Section 2.3(b) at cost or, if it does not purchase said IBM Inventory, Purchaser shall return said Inventory to Seller and Purchaser shall have no further obligation with respect to the IBM Inventory. IBM Inventory means those items and the quantities thereof listed on Schedule 2.3(b)(iii);

               (iv) the amount by which the (*) Advances exceed $1,500,00.00;

               (v) to the extent not  previously  paid to Purchaser  pursuant to
Section 4.3(b), the amount by which the aggregate accounts payable ("Accounts Payable") of Seller as set forth in the Audited Financial Statement, as hereinafter defined exceeds $1,800,000.00;

               (vi) the amount of any Earn Out Payments (calculated at the applicable Earn Out level) previously paid with respect to Oryx Sales for which products are returned for any reason and for which no re-shipment is made during the 90 day period following the Earn Out Period;

               (vii) the amount of any raw materials subject to outstanding purchase orders for purchased goods on the Closing Date which remain in inventory as raw materials at the end of the Earn Out Period and any and all amounts paid by Purchaser in connection with canceling, adjusting or changing the terms of any such purchase order in the ordinary course of business; and

               (viii) the aggregate amount of any increase in the wages and salaries effective at any time before February 28, 1999 to be paid to employees working at the ODM facility located in Reynosa, Tamaulipas, Mexico in excess of five (5%) percent (on an annualized basis) above the wages and salaries in effect on March 1, 1998 with respect to the number of employees covered by the union contract in effect at such facility on February 28, 1998.

          (c) If Purchaser receives payment of an amount for accounts receivables or inventory pursuant to Sections 2.3(b)(i) or (iii) hereof in excess of the amount required under such subsection (each a "Surplus") then the amount of such Surplus may be applied against any shortfall in the other subsection. This provision shall only apply to surpluses and shortfalls under Sections 2.3(b)(i) and (iii) and shall not affect, in any way, any Surplus or shortfall under any other provision of Section 2.3 or other Section of this Agreement.

          (d) To the extent any adjustment pursuant to Section 2.3(b) exceeds any Earn Out Payment to which it has been applied, such shortfall shall be carried forward on a dollar for dollar basis and applied against any future Earn Out Payments.

     2.4 Guaranty of Todd Products. Purchaser's payment and other obligations hereunder shall be guaranteed by Todd Products Corporation in the form of guaranty (the "Todd Guaranty") attached hereto as Exhibit A.

     2.5 Audit Rights. Each month of the Earn Out Period, Purchaser shall provide Seller and OTC with a written statement setting forth shipments of products with respect to Oryx Sales subject to the Earn Out in the prior month. If no shipments with respect to Oryx Sales subject to the Earn Out were made in such month, that fact shall be stated. For each such month, Purchaser shall provide Seller and OTC with a statement of cumulative shipments of products made through such month and the amount of Earn Out Payments owed for such period. Such report shall be made within fifteen (15) days of the end of such month. If no payments are owed, such fact shall be so stated. Purchaser shall keep full, complete, and accurate records relating to all payments and shipments. Seller and OTC shall together have the right, at their own expense, through an independent Certified Public Accountant (the "Auditor") to audit records in Purchaser's actual or constructive possession relating to information bearing upon the amount of payments owed Seller and shipments of products with respect to Oryx Sales subject to the Earn Out. Such an audit shall occur upon not less than ten (10) days' prior written notice, shall not take place more than two times, and shall occur during Purchaser's ordinary business hours. The Auditor shall disclose to all parties whether a discrepancy exists and, if so, the basis and amount thereof. Prompt adjustment shall be made by Purchaser to compensate for any shortfall disclosed by the audit. If any audit discloses a shortfall in payments owed for more than five percent (5%) for any period being audited, Purchaser shall bear the reasonable costs of such audit. No audit shall occur later than twelve (12) months after the end of the Earn Out Period.

                                    ARTICLE 3
                                     CLOSING

     3.1 The closing of the transactions hereunder (the "Closing") shall take place at the offices of Purchaser's counsel located at 170 Old Country Road, Mineola, New York. Such date is herein sometimes referred to as the "Closing Date."

                                    ARTICLE 4
                               CLOSING CONDITIONS

     4.1 Obligations of Seller. Concurrently with the execution of this Agreement, Seller or OTC shall deliver to Purchaser the following:

          (a) a Bill of Sale, duly executed by Seller, together with such other documents of conveyance, assignment and transfer, all in form and substance satisfactory to Purchaser and its counsel, as shall be required to vest in Purchaser good and marketable title to the Acquired Assets and shall provide for delivery of specific Acquired Assets to be delivered at such locations within the United States of America as the parties agree;

          (b) Seller's customer list;

          (c) assignments to Purchaser of the Transferred Agreements, in form and substance satisfactory to Purchaser and its counsel and all required consents to such assignments;

          (d) all of the original Transferred Agreements, files, computer records (including programs and software) and other data and documents pertaining to the Business including, without limitation, accounting books and records of Seller and ODM, all of which may be delivered to the Purchaser at Seller's Texas or Mexican facilities, or such other facilities of Seller as the parties agree.

          (e) a non-competition agreement, in form and substance satisfactory to Purchaser and its counsel, duly executed by each of the following:

                           (i)   Philip Micciche;
                           (ii)  Mitchel Underseth;
                           (iii) Oryx Technology Corp.; and
                           (iv)  Oryx Power Products Corporation.

          (f) a true and complete copy of Seller's Certificate of Incorporation (and any amendments thereto), certified as of a recent date by the Secretary of State of Delaware;

          (g) a true and complete copy of ODM's Articles of Organization and any amendments thereto (or the Mexican equivalent thereof).

          (h) a Certificate of Amendment to Seller's Certificate of Incorporation pursuant to which the name of Seller is changed to a name that is dissimilar to its present name and which does not contain the words "Power Products", or any derivative thereof;

          (i) a certificate of good standing of Seller issued by the Secretary of State of Delaware dated within thirty (30) days of the Closing Date;

          (j) a certificate of good standing (or the Mexican equivalent thereof) of ODM issued by the appropriate governmental official in Mexico or any political subdivision thereof, and dated within thirty (30) days of the Closing Date;

          (k) a certificate, dated the Closing Date, from each of the Secretary of Seller and the Secretary of OTC, as the case may be, certifying the resolutions adopted by (i) the stockholders of Seller and Board of Directors of Seller and (ii) the Board of Directors of OTC, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

          (l) a current franchise tax letter issued by the Delaware Department of Taxation stating that Seller is current in its franchise tax filings and payments;

          (m) a written opinion of counsel for each of Seller and ODM, dated the Closing Date, in form and substance satisfactory to Purchaser and its counsel;

          (n) the stock book (to the extent it exists), all unissued, cancelled and redeemed stock certificates and all stock certificates representing 49,999 shares of ODM shares issued to Seller and the minute book (to the extent it exists) of ODM;

          (o) binding and effective lease to the premises occupied by ODM in Reynosa, Tamaulipas, Mexico with an expiration date of 2003 or later or an estoppel letter from the landlord confirming among other things that the current lease is effective until at least December 31, 1998; and

          (p) forms UCC-3 Termination Statements (or the Mexican equivalent) with respect to all liens of record against any of the Acquired Assets and any of the assets of ODM;

          (q) all consents, orders and approvals of third-parties required for Seller or ODM to enter into this Agreement or to perform their respective obligations hereunder or to give Purchaser the benefit of the bargain contemplated herein;

          (r) any and all such other documents, agreements, certificates and instruments required to be executed and/or delivered by Seller, OTC or ODM or any shareholder of Seller, OTC or ODM to Purchaser, and all payments (if any) required to be made, pursuant to the terms and provisions of this Agreement;

          (s) Texas tax form signed by Seller; and


          (t) a letter agreement from Seller regarding the withholding of $15,000 from the purchase price for payment of stock transfer gains tax.

     4.2 Obligations of Purchaser. Concurrently with the execution of this Agreement, Purchaser shall deliver to Seller the following:

          (a) Two Million ($2,000,000.00) Dollars by wire transfer or certified or bank check payable to the order of Seller;

          (b) an amount equal to the outstanding (*) Advances by wire transfer directly to (*);

          (c) the executed Todd Guaranty;

          (d) a certificate dated the date hereof of the Secretary of Purchaser and Todd Products certifying the resolutions adopted by the Board of Directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and with respect to Todd Products further that the Guaranty has been duly approved by Todd Products;

          (e) any and all such other documents, agreements, certificates and instruments required to be executed and/or delivered by Purchaser, and all payments required to be made, pursuant to the terms and provisions of this Agreement;

          (f) certified good standing certificate of Todd Products and of Purchaser;

          (g) written opinion letter of counsel to Todd Products and Purchaser, dated the Closing Date, in form and substance satisfactory to Seller and OTC and their counsel; and

          (h) Illinois tax form signed by Purchaser.

          (i) a letter agreement from Purchaser regarding payment of certain operating costs of Seller and ODM since February 28, 1998

     4.3 Covenants and Further Assurances.

          (a) Seller and OTC hereby covenant and agree to have Price Waterhouse LLP, their independent auditors, prepare audited financial statements (the "Audited Financial Statements"), including the Closing Balance Sheet for Seller and ODM on a consolidated basis for the two year period ending February 28, 1998. Seller shall cause the Audited Financial Statements to be completed in accordance with Generally Accepted Accounting Principles and delivered to Purchaser on or before May 15, 1998. Purchaser agrees to share the additional costs and expenses incurred by Seller to obtain the Audited Financial Statements over and above the costs and expenses incurred to prepare the audited financial statements of OTC, Seller, ODM and their affiliates on a consolidated basis. Purchaser shall provide to Seller's independent auditors reasonable cooperation and all necessary information and assistance to permit Seller to prepare such Closing Balance Sheet.

          (b) Within ninety (90) days after the Closing Date, Seller shall pay to Purchaser an amount equal to the sum of (i) the amount, if any by which the Net Asset Value is less than $1,400,000.00 and (ii) the amount, if any, by which the Accounts Payable exceeds $1,800,000.00;

          (c) Seller and OTC hereby covenant to remit to the appropriate Mexican governmental authorities or pay or reimburse the Purchaser the amount of all payroll and withholding taxes and deductions required to be withheld for or on behalf of the employees of ODM for the period through and including February 28, 1998 in excess of the amount, if any, reflected therefor on the Closing Balance Sheet.

          (d) Seller will pay all earned, accrued and unpaid vacation obligations (the "Oryx Vacation Pay") to its employees as of February 28, 1998. Purchaser agrees to reimburse to Seller an amount equal to the Oryx Vacation Pay not to exceed $102,506 and associated employer paid payroll taxes and an amount equal to Seller's payroll for the period February 28, 1998 through March 4, 1998 not to exceed $19,168 and related employer paid payroll taxes, and medical and life insurance benefit premiums not to exceed $10,000, in the aggregate, at the end of the Earn Out Period, subject to offset for any available adjustments to Earn Out Payments then and thereafter due based on Oryx Sales.

          (e) Seller and OTC agree to pay to Purchaser at the end of the Earn Out Period any amount pursuant to Section 2.3(b)(vi) which has not then been offset by any available Earn Out Payment.

          (f) If any payment obligation provided for under this Section 4.3 is not paid when due or within ten (10) days after demand therefor (where no specific due date is indicated), the amount of such payment obligation shall bear interest at a rate equal to the prime rate of interest in effect at The Chase Manhattan Bank plus three (3%) percent.

          (g) At any time and from time to time after the Closing, at any Party's request and without further consideration, the other Party or Parties, as the case may be, will execute and deliver such other instruments of sale, transfer, conveyance, assignment and delivery and take such action as the requesting Party may reasonably deem necessary or desirable in order to more effectively transfer, convey, assign and deliver to such requesting Party what it seeks in order to effectuate the transactions contemplated hereunder.

                                    ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF SELLER AND OTC

     Seller and OTC, jointly and severally, represent and warrant to Purchaser as follows:

     5.1 Organization and Good Standing of Seller and ODM.

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority, licenses, permits and franchises to own, lease and operate its properties and assets in Delaware, Texas and Illinois and to carry on the Business as currently conducted in Texas, Illinois and California. Seller is qualified to do business as a foreign corporation in Texas, Illinois and California in such other jurisdictions in which the nature of its business or assets makes such qualification necessary. Seller has not been notified by any such state or country that it is required to qualify to do business in such state or country. Seller maintains office facilities in McAllen, Texas and Mt. Prospect Illinois. Seller has no other offices, does not lease or own real property other than in McAllen, Texas and Mt. Prospect, Illinois. Seller has heretofore delivered to Purchaser Schedule 5.1 which is a true and complete list of all states in which Seller is qualified to do business.

          (b) ODM is a corporation duly organized, validly existing and in good standing under the laws of Mexico. ODM has all requisite corporate power and authority, licenses, permits and franchises to own, lease and operate its properties and assets in Reynosa, Mexico and to carry on the Business as currently conducted in Reynosa, Mexico.

     5.2 Authorization of Agreement and Enforceability. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by Seller, OTC and (assuming the valid execution and delivery of the Agreement by Purchaser) constitutes a legal, valid and binding obligation of Seller and OTC, enforceable against Seller and OTC in accordance with its terms.

     5.3 Effect of Agreement. Neither the execution, delivery and performance of this Agreement by Seller and OTC, nor the consummation by Seller and OTC of the transactions contemplated hereby will: (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of Seller, OTC or ODM; (b) constitute or result in the breach of, conflict with or give rise to a right of forfeiture, termination, cancellation or acceleration with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license or other contract or obligation to which Seller, OTC or ODM is a party or by which any of them or any of their respective Assets may be bound, except for such conflicts, breaches or defaults as to which written waivers or consents have been obtained, or (c) violate in any material respect any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to Seller, OTC, ODM, the Business, the Acquired Assets or any of the Assets of ODM.

     5.4 Capitalization and Ownership of Capital Stock. The issued shares of capital stock of ODM are duly authorized, validly issued, fully paid and non-assessable. The presently authorized, issued and outstanding shares of capital stock of ODM and the names and addresses of the record and beneficial owners thereof are as set forth on Schedule 5.4 hereto. Each of such persons is the lawful record and beneficial owner of the number of shares set forth opposite his name, free and clear of any liens, claims, encumbrances or restrictions of any kind. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which ODM or any other person is or may become obligated to issue, assign or transfer any shares of its capital stock.

     5.5 Government and Other Consents. No consent, order, authorization, qualification, or approval of, or exemption by, or filing with, or notice to any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by Seller or OTC of this Agreement.

     5.6 Books and Records. All financial, business and accounting books, ledgers, accounts and official and other records relating to the Business have been made available to Purchaser and its representatives. Such books and records have been properly and accurately kept and are complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

     5.7 No Subsidiaries or Investments. Seller does not own capital shares or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity, other than the capital stock of ODM.

     5.8 Financial Statements.

          (a) Seller has previously delivered to Purchaser copies of: (i) the Balance Sheet dated November 30, 1997 (the "November Balance Sheet") and the related Profit and Loss Statement and Cash Flow Statement for the period ended November 30, 1997 (collectively, the "November Financial Statements"). Within fifteen (15) days of Closing, Seller shall deliver to Purchaser the unaudited balance sheet and profit and loss statement and statement of cash flows for the fiscal year ended February 28, 1998 (collectively with the November Financial Statements, the Closing Balance Sheet and the Audited Financial Statements are referred to herein as, the "Financial Statements"). The November Financial Statements correctly and completely reflect Seller's books and records as of the Balance Sheet Date, and upon delivery, the Financial Statements will correctly and completely reflect the Seller's books and records as of the dates thereof. The November Financial Statements fairly present (and upon delivery, the Financial Statements) will fairly present the financial position and results of operations of Seller and ODM as of the dates and for the periods indicated and have been (and the Financial Statements will be) prepared in accordance with generally accepted accounting principles consistent with prior periods.

          (b) Other than the (*) Advances and the obligation to repay Texas State Bank $362,666.53 principal plus accrued interest represented by a promissory note (the "TSB Note") and, except for such claims, debts and liabilities as are reflected or reserved against on the Closing Balance Sheet, Seller and ODM do not have any outstanding indebtedness for money borrowed and are not subject to any claims or liabilities, contingent or otherwise, other than obligations incurred in the ordinary course of business since the Balance Sheet Date, in amounts usual and customary, individually and in the aggregate.

          (c) All of the Transferred Receivables resulted from the sale of inventory, parts and services in the ordinary course of business and the Transferred Receivables are collectible in full in the ordinary course of business net of reserves in accordance with Seller's past practices in accordance with GAAP, all of the Transferred Receivables are owned by Seller free and clear of all liens, claims, charges, encumbrances and other interests of third parties other than the lien thereon in favor of (*), except that the account receivable from Micro Energy India was not obtained in the ordinary course of business.

          (d) Since the Balance Sheet Date, there has not been any material adverse change in the condition, financial or otherwise, of the business, assets, properties, liabilities, prospects or results of operations of the Seller or ODM, and to the best of their knowledge no fact or condition exists or is contemplated or threatened which might cause any such change at any time in the future. Since the Balance Sheet Date, Seller and ODM have conducted the Business only in the ordinary course of business.

     5.9 Title to Properties; Encumbrances. Except as set forth in Schedule 5.9 hereto, neither Seller nor ODM owns any real property or has any lease or other interest in real property. Neither Seller nor ODM uses any real estate or has any interest in real estate, including, without limitation, any building, office, plant, factory, warehouse, improvement or structure in connection with its business other than pursuant to the leases identified on Schedule 5.9. Except as disclosed on Schedule 5.9, Seller and/or ODM have good title to all of their properties and assets, including, without limitation, all of the properties and assets reflected in the Balance Sheet (except for properties and assets sold since the Balance Sheet Date in the ordinary course of business and consistent with the past practice), and all of the properties or assets purchased by it since the Balance Sheet Date. Except as set forth on Schedule 5.9, none of such properties or assets is subject to any mortgage, pledge, lien, security interest, encumbrance or charge of any kind except (a) liens shown on the Balance Sheet as securing specified liabilities or obligations with respect to which no default exists; (b) liens arising in the ordinary course of business and consistent with past practice since the Balance Sheet Date and liens arising by operation of law or minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or materially impairs the use of the property subject thereof, or materially impairs Seller's operations, and (c) liens for current taxes not yet due, or, if due, that are being contested in good faith in the ordinary course of business. Except as disclosed on Schedule 5.9, neither Seller nor ODM uses in their respective Businesses any assets owned by any shareholder or affiliate of Seller or ODM (not including assets owned by either Seller or ODM), as the case may be. For purposes of this Agreement, "affiliate" shall have the meaning ascribed to that term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

     5.10 Leases. Schedule 5.10 hereto contains an accurate and complete list and description of the terms of all leases to which either Seller or ODM is a party (as lessee or lessor) and to which OTC is a party, for or on behalf of either Seller or ODM, copies of which have been previously delivered to Purchaser. Except as disclosed on Schedule 5.10, each lease set forth in
Schedule 5.10 (or required to be set forth in Schedule 5.10) is in full force and effect; all rents and additional rents due through the date hereof on each such lease have been paid; no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the purchase of the Acquired Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material breach under such lease. Except as disclosed on Schedule 5.10, Seller, ODM and OTC have not violated any of the terms or conditions under any such lease in any material respect, and all of the covenants to be performed by any other party under any such lease have been fully performed. The properties owned and leased by Seller, ODM and OTC are in a state of good repair and are adequate and suitable for the purposes for which they are presently being used.

     5.11 Business Practices. None of Seller or ODM or OTC have made, offered or agreed to offer anything of value to any government official, political party or candidate for government office or taken any action which would be in violation of the Foreign Corrupt Practices Act of 1977 or any anti-boycott or export laws.

     5.12 Officers, Directors and Key Employees. Schedule 5.12 hereto is a complete and correct list of (i) the officers and directors of each of Seller and ODM immediately prior to the transaction contemplated by this Agreement; the name, position and total compensation, including bonuses, of each officer and director of ODM, (ii) the name of each employee, consultant, independent contractor, agent or other representative of Seller and/or ODM who received $20,000 or more in any form of compensation from Seller since January 1, 1997, and (iii) all wage or salary increases or bonuses received by any such person since the Balance Sheet Date, and any accruals for or commitment or agreement by either Seller or ODM, as the case may be, to pay such increases or bonuses. Except as set forth in Schedule 5.12, none of such persons has, in writing or (to the knowledge of the Seller or OTC) orally, threatened, informed or otherwise indicated to Seller or ODM or any officer or director of Seller or ODM that he or she plans to cancel or otherwise terminate his or her relationship with Seller or ODM, as the case may be, for any reason, including, without limitation, the consummation of the transactions contemplated hereby.

     5.13 Employment Arrangements. Neither Seller nor ODM has any material obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangement, pension or retirement plan, bonus or profit-sharing plan, stock option or purchase plan or other employee contract or non-terminable (whether with or without penalty) arrangement, group, life, health, medical or hospitalization insurance plan or program or other employee or fringe benefit plan, including vacation plans or programs and sick leave plans or programs, other than those listed or described on Schedule 5.13 hereto true and complete copies of which have heretofore been delivered to Purchaser. Seller and ODM have each performed all of their respective obligations required to be performed by it under all such agreements, plans and arrangements, and no party thereto is in breach of or in default or arrears in any material respect under any of the provisions thereof.

     5.14 Employee Relations. Each of Seller and ODM is in compliance with all Federal, state or other applicable laws, domestic or foreign (including the laws of Mexico and/or any political subdivision thereof), as the case may be, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice (or similar offense under Mexican law). No unfair labor practice (or similar offense under Mexican law) complaint against Seller or ODM is pending before the National Labor Relations Board or any equivalent governmental agency in Mexico. No labor strike, picket, dispute, slowdown, stoppage or other labor trouble has ever occurred or is pending or, to the knowledge of Seller or OTC, is threatened against or involves Seller or ODM. No union representation question exists respecting the employees of Seller or ODM, except as disclosed on Schedule 5.14. No grievance or any arbitration proceeding is pending and, to the knowledge of Seller or OTC, no such claim has been asserted or is threatened. No collective bargaining agreement is currently being negotiated by Seller or ODM, except as disclosed on Schedule 5.14. Except as disclosed on
Schedule 5.14, no claim of discrimination or harassment is pending or, to the knowledge of Seller or OTC, threatened before the Equal Employment Opportunity Commission (or equivalent Mexican agency), or any judicial or administrative body or agency in the United States, Mexico or any other jurisdiction. There has not been and, to the knowledge of Seller or OTC, there will not be any material adverse change in relations with employees of Seller or ODM as a result of any announcement of the transactions contemplated by this Agreement. Seller has paid all accrued vacation pay for its employees. ODM has paid or reserved for all vacations pay for its employees.

     5.15 Contracts and Liabilities.

          (a) Schedule 5.15 sets forth all of the contracts and commitments and obligations described below (collectively, the "Agreements") of, or which relate to the Business, written or otherwise, to which Seller or ODM is a party pursuant to which either of them or their respective assets or properties are bound or subject and which are material to the Business, the Acquired Assets or ODM's assets:

               (1) contracts, commitments and other agreements with any current or former officer, director, employee, independent contractor, consultant, agent or other representative of Seller or ODM;

               (2) contracts and other agreements with any labor union or association representing any employee;

               (3) contracts, commitments and other agreements for the sale of any of its assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets or properties;

               (4) joint venture or other agreements involving sharing of profits or joint ownership of assets or sharing of obligations or liabilities;

               (5) contracts or other agreements under which either agrees to indemnify any party or to share tax liability of or with any party;

               (6) loan, factoring, credit line, security, collateral assignment or pledge agreement, guaranty, subordination or similar type agreement;

               (7) contracts, commitments and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

               (8)  contracts,   commitments  and  other  agreements  containing
obligations or liabilities of any kind to or with any of Seller, ODM or OTC or any affiliate of any of them, as the case may be;

               (9) contracts and other agreements containing covenants of either Seller or ODM not to compete in any line of business or with any person in any geographical area (or not to solicit or accept any business) or covenants of any other person not to compete with Seller in any line of business or in any geographical area (or not to solicit or accept any business);

               (10) contracts and other agreements relating to the acquisition by either Seller or ODM of any operating business or the capital shares of any other person;

               (11)  options  for  the  purchase  of  any  asset,   tangible  or
intangible;

               (12) contracts and other agreements requiring the payment to any person of an incentive payment override or similar commission or fee;

               (13) contracts and other agreements for the payment of fees or other consideration to any officer or director of either Seller, ODM or OTC, or to any other entity in which any of the foregoing has a direct or indirect interest;

               (14) contracts and other agreements relating to the borrowing of money;

               (15) purchase orders, contracts and commitments for the purchase or sale of any goods or services to or by either Seller or ODM, except for those orders, contracts and commitments which are less than $10,000 in amount or which cannot be cancelled at will by Seller or ODM, as the case may be, without penalty or premium;

               (16) other contracts or business arrangements which are not made in the ordinary course of business;

               (17) any agreement or arrangements related to the business, assets or operations of ODM or the Maquiladora Arrangement; and

               (18) any quotations for the production or design of any product or the rendering of any services.

          (b) Except as set forth in Schedule 5.15, all such contracts are valid, binding and enforceable and in full force and effect. Except as set forth in Schedule 5.15, neither Seller nor ODM is in default under any such contract and there have been no claims of defaults and there exist no factors or conditions which with the passage of time or giving of notice or both would constitute such a default or in any case in which such default would give rise to a right of termination by the other party thereto or which would result in any material cost, expense or penalty to Seller or ODM.

          (c) There have been delivered to Purchaser complete and correct copies of all of the Agreements and summaries of any Agreements that are not reduced to writing.

     5.16 Operation of Seller and ODM. Except as provided on Schedule 5.16 hereto, since November 30, 1997, each of Seller and ODM have conducted its business and operations only in the ordinary and usual course of business, consistent with past practice, has preserved intact its business, has maintained its relationships with all customers and suppliers and has used its reasonable best efforts to keep available the services of its officers and employees. Except as set forth on Schedule 5.16, since November 30, 1997, neither Seller or ODM has:

          (a) amended its Certificate of Incorporation (other than as provided in Section 4.1(h) hereof) or By-Laws or merged with or into or consolidated with any other person, subdivided or in any way reclassified any of its shares of capital stock or changed or agreed to change in any manner the rights of any shares of its capital stock or the character of its Business;

          (b) issued or sold or purchased, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue or sell or purchase, any shares of its capital stock or any other securities;

          (c) entered into or amended any employment agreement, entered into or amended any agreement with any labor union or association representing any employee, adopted, entered into, or amended any employee benefit plan, or made any change in the actuarial methods or assumptions used in funding any defined benefit pension plan, or made any change in the assumptions or factors used in determining benefit equivalencies thereunder;

          (d) incurred any indebtedness for borrowed money or increased the outstanding indebtedness under any existing facility;

          (e) declared or paid any dividends or declared or made any other distributions of any kind to its shareholders (other than normal compensation) or made any direct or indirect redemption, retirement, or any purchase or other acquisition of any shares of its capital stock or any other securities convertible into shares of its capital stock;

          (f) reduced its cash or short-term investments or their equivalents, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

          (g) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

          (h) changed any of its business policies in any material respect, including, without limitation, advertising, marketing, pricing, purchasing, credit, personnel, sales, returns, budget or product acquisition policies;

          (i) except in the ordinary course of business, consistent with past practices, made any wage or salary increase or bonus, or increased any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or made any accrual for or commitment or agreement to make or pay the same;

          (j) made any loan or advance to any of its shareholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;

          (k) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay persons other than officers, directors or shareholders in the ordinary course of business;

          (l) except in the ordinary course of business, entered into any lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its assets or properties; granted or suffered any material lien or other encumbrance on any of its assets or properties; entered into or amended any material contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any party or to refrain from competing with any party (other than pursuant to Section 4.1(e) hereof);

          (m) except in the ordinary course of business, incurred or assumed any material liability;

          (n) except in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital shares or business of any other person;

          (o) paid, directly or indirectly, any liabilities or obligations before the same became due in accordance with its terms or otherwise than in the ordinary course of business or consistent with prior practice or deferred the payment of any liability or obligation;

          (p) suffered or incurred any damage, destruction or loss (whether or not covered by insurance) which materially adversely affected Seller's or ODM's Assets;

          (q) collected or billed any accounts receivable in advance of the dates on which payments were due other than in the ordinary course of business consistent with prior practice;

          (r) gave or agreed to give any of its customers any discounts or special payment terms or arrangements which were not consistent with prior practice or which were outside the ordinary course of business;

          (s) made any material change in the type, nature or composition of its services, or made any material change relating to its fees, commissions or other charges or terms for its services; or

          (t) terminated or failed to renew, or received any information, written or otherwise, threatening to terminate or fail to renew, any contract or other agreement that materially affects the assets, properties, business, operations or condition (financial or otherwise) of Seller or ODM, as the case may be.

     5.17 Insurance Policies. Schedule 5.17 hereto contains a complete and correct list and description of all insurance polices with respect to each of Seller's and ODM's business, properties, assets and employees. Such policies are in full force and effect and insure adequately against risks to which each of Seller and ODM and their respective assets, properties and employees are normally exposed in the operation of their respective businesses. No notice of cancellation, expiration or non-renewal of any such policy has been received by Seller, or ODM or OTC and no cause for such termination exists.

     5.18 Related-Party Transactions. Except as otherwise disclosed and clearly identified as a related party transaction on Schedule 5.18 hereto, neither Seller, nor ODM, nor any person controlling, controlled by or under common control with any of the foregoing or any relative or spouse of any of the foregoing has any interest, financial or otherwise, in any business, corporate or otherwise (the value of which equals or exceeds $2,000), which is a party to, or has an interest in any property which is the subject of, business relationships or arrangements or any kind with Seller or ODM, including, without limitation, any customer, supplier, competitor, or potential competitor or lessor, but excluding OTC's holdings of stock in Seller and Seller's holdings of stock in ODM.

     5.19 Compliance with ERISA and Equivalent Mexican Statutes.

          (a) Schedule 5.19 hereto sets forth a complete and correct list of all "employee pension benefit plans" and "employee benefit plans" as defined respectively in Sections 3(2) and 3(3) of ERISA, including "multiemployer plans" as defined in Section 3(37) of ERISA, and any other pension, profit sharing, retirement, deferred compensation, vacation, severance, disability, hospitalization, medical insurance or other employee benefit plan or program, if any, which Seller, ODM, OTC or any other entity which constitutes part of a "controlled group" (within the meaning of Section 4001(b) of ERISA and/or Sections 414(b)-(o) of the Code and the Treasury Regulations proposed thereunder) which Seller, ODM or OTC maintains or to which Seller, ODM or OTC has any present or future obligation to contribute (collectively, the "Seller Plans"). Seller, ODM and OTC have delivered to Purchaser true and complete copies of all Seller Plans (including other instruments relating thereto), if any, as they may have been amended to the date hereof, embodying, relating to or summarizing the Seller Plans. Seller and OTC have made available to Purchaser the most recent annual report (Form 5500) filed and the most recent summary plan description with respect to each Seller Plan.

          (b) Other  than  those  employee  pension  benefit  plans set forth on
Schedule 5.19, none of Seller, ODM or OTC maintain any "employee pension benefit plan" as defined in ERISA Section 3(2) for the benefit of Seller's and/or ODM's employees and has maintained no such plan during any part of the past five (5) years.

          (c) Neither Seller or ODM have any obligation to contribute to any "multiemployer" plan with respect to the employees of Seller or ODM, as defined in Section 3(37) of ERISA.

          (d) Seller, ODM and OTC are each in compliance with the requirements prescribed by any and all statutes, orders, governmental rules or regulations applicable to the Seller Plans, and all reports and disclosures relating to the Seller Plans required to be filed with or furnished to governmental agencies, participants or beneficiaries prior to the date of this Agreement have been filed in accordance with applicable law.

          (e) None of Seller, ODM or OTC, as of the date of this Agreement, has completely or partially withdrawn from any "multiemployer plan" within the meaning of the Multiemployer Pension Plan Amendments Act of 1990. Neither Seller, ODM nor OTC have suffered a seventy (70%) percent decline in "contribution base units" (within the meaning of ERISA Section 4205(b)(1)(A)) in any plan year beginning after 1979.

          (f) There are no actions, audits, suits or claims pending (other than routine claims for benefits) or threatened, against any of the Seller Plans or any fiduciary of any of the Seller Plans or against the assets of any of the Seller Plans.

          (g) The consummation of the transactions contemplated hereby will not accelerate any liability under any of the benefit plans because of an acceleration of any rights or benefits to which employees may be entitled thereunder.

          (h) With respect to any Seller Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA ("Seller Welfare Plan") (i) each such Seller Welfare Plan, the contributions to which are claimed as a deduction under any provision of the Code, is in compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any "welfare benefit fund" within the meaning of Section 419 of the Code that comprises part of a Seller Welfare Plan, there is no disqualified benefit within the meaning of Section 4976(a) of the Code, (iii) any such Seller Welfare Plan that is a "group health plan" within the meaning of Section 162(i)(3) of the Code meets all of the requirements of Section 162(k) of the Code.

          (i) Except as disclosed on Schedule 5.19 hereto, neither Seller or ODM have any obligation to any retired or former employee of Seller or ODM under any disability (long or short term), hospitalization, medical, dental or life insurance plans (whether insured or self-insured) or other employee welfare plan as defined in ERISA Section 3(1) maintained by the Seller, ODM and/or OTC.

          (j) ODM is in full compliance with all Mexican laws, rules and regulations with respect to retirement, pension and other employee benefit matters (collectively "Mexican Retirement Matters"), applicable to persons employed or otherwise engaged by ODM or at the facility in Reynosa, Tamaulipas, Mexico. Seller and ODM have made all payments required to be made in connection with such Mexican Retirement Matters, including, but not limited to, all payments to social security and the Mexican Retirement Fund, and there is no unfunded liability under or in connection with any such Mexican Retirement Matters.

     5.20 Tax Matters. Seller, ODM and OTC have heretofore delivered to Purchaser true, complete and correct copies of the Federal, state and local tax returns filed by Seller for the year ended February 28, 1997, and in the case of ODM, all returns or statements required by the Mexican Federal, state and local governmental authorities, for the two (2) taxable years of ODM ended December 31, 1995 and 1996, any statement of audit adjustments applicable thereto and all Federal, state and local returns (and the Mexican equivalent thereof) of estimated taxes filed during 1996 and 1997. Seller and ODM have duly and timely filed all federal, state, local and other tax and information returns (and the Mexican equivalent thereof) required to be filed with regard to any income, sales, use, gross receipts, property, employment and other taxes, charges, levies or other assessments related to the Business, the Acquired Assets and/or ODM's assets, and have duly paid in full or made adequate provision for all taxes and other charges shown as due on such returns or which otherwise have been accrued or have become due prior to the date hereof whether or not shown on any such return. Neither Seller nor ODM have received any written notice of any claim or claims for additional taxes which are claimed to be due from it by any Federal, state or local taxing authority in the United States or Mexico, or foreign taxing authorities in connection with such reports or returns or with respect to the organization or operation of Seller's or ODM's business. Seller has not filed any "S" Corporation or other consents or elections under the Code, other than such consents and elections, if any, reflected in the tax reports and returns furnished to Purchaser. There are no liens for Federal, state or local taxes in the United States or Mexico, or foreign taxes, assessments or government charges or levies upon any of either Seller's or ODM's properties or assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any income tax or other return of Seller or ODM for any period and there are not, nor have there been, any audits of Seller or ODM by any Federal, state or local governmental tax authority in the United States or Mexico and no notice of any audit has been received by either Seller or ODM.

     5.21 Intellectual Property. Schedule 5.21 hereto contains a list of all Patents, Patent Applications, Trademark Registrations and Trademark Applications comprising a part of the Intellectual Property of the Seller and ODM. Seller and ODM, as the case may be, have full ownership right, title and interest in and to the Intellectual Property. The Intellectual Property constitutes valid and enforceable rights of Seller or ODM as the case may be. Neither Seller, ODM nor OTC have received any notice or have any reason to believe that the validity of any Intellectual Property or Seller's or ODM's interest therein, can be or is being challenged by any third party. Neither Seller nor ODM have heretofore granted any licenses or conveyed any other rights or interests to any of the Intellectual Property. The operation of the Business and the business of ODM as currently conducted does not infringe upon any patents or other intellectual property rights of any third party. The trade names and trademarks used by Seller and ODM to identify their respective products and services are protected by registration in the name of Seller or ODM, as the case may be, on the principal register in the United States Patent and Trademark Office (or the corresponding authority in Mexico) or are subject to pending applications before such agency (or the corresponding authority in Mexico), state registrations and/or by rights in the United States or Mexico, as the case may be, accorded to Seller or ODM by virtue of the common law. Seller and ODM have taken or caused to be taken all steps reasonably necessary or desirable and proper to protect the Intellectual Property in Mexico.

     5.22 Environmental Matters.

          (a) Neither Seller nor ODM has received any notice from any governmental agency or private or public entity (in the United States, Mexico or otherwise) advising that such party is or may be responsible for response costs or other costs with respect to a release or threatened release of any Hazardous Substance (as defined herein) and neither Seller, ODM nor OTC, or any of their respective predecessors in interest with respect to the Business or the business of ODM have conducted activities which could reasonably be expected to result in such a notice. No administrative, civil or criminal actions, including without limitation third-party actions for personal injury or property damage, are pending or threatened with respect to Environmental Laws or related to the Business or the Business of ODM. No judgments, consent orders, consent decrees, stipulations, or other restrictions have been entered or applied with respect to Environmental Laws or related to the Business. None of Seller, ODM or OTC have received notice or knowledge of any governmental orders, notifications, notices of violation, or requests for information relating to environmental or health and safety conditions at or related to the Business, or is aware of any past or current violations of any Environmental Law related to the Business or of environmental conditions related to the Business. Neither the operation of the Business or the business of ODM, either as currently conducted or as conducted in the past at any office space or other facility or real property owned, leased, used or occupied by Seller or ODM, whether currently or at any time in the past, violates nor has violated any Environmental Laws.

          (b) For purposes of this Agreement, (i) "Environmental Laws" shall mean any statute, law, ordinance, rule or regulation of any federal, state, county, local governmental authority of the United States or Mexico, or any other foreign governmental authority relating to the environment, including air, water or noise pollution, emissions or discharges, the environment, public health, employee health, safety or welfare, land use or the production, processing, distribution, use, storage, labeling, handling, transportation, treatment or disposition of any Hazardous Substance; and (ii) "Hazardous Substance" shall mean asbestos, paints, solvents, ureaformaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, hazardous waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic, infectious or hazardous pollutants, contaminants, chemicals, materials, wastes or substances listed or identified in, or regulated by, any Environmental Laws.

     5.23 Product Warranty. Each product manufactured, sold, or delivered by Seller or ODM conforms with all material contractual specifications and all express and implied warranties, and neither Seller nor ODM has any liability (and to the knowledge of the Seller and OTC there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller or ODM giving rise to any liability of either Seller or ODM) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold or delivered by either Seller or ODM is subject to any guaranty, warranty, or other indemnity except as described on
Schedule 5.23 hereto. Schedule 5.23 contains a complete list of the entire backlog for returned power supplies. Neither Seller or ODM leases any products to others.

     5.24 Permits, Licenses, Compliance with Laws. Each of Seller and ODM has all permits, licenses, orders, consents and approvals of federal, state and local governmental or regulatory bodies (both in the United States and Mexico, as the case may be) and any other domestic or foreign governmental or regulatory bodies that are required in order to permit Seller and ODM to carry on their respective Businesses as currently conducted, without having an adverse material effect on the Business. Schedule 5.24 hereto sets forth a correct and complete list of all such permits, licenses, orders and approvals, all of which are in full force and effect, and no suspension or cancellation of any of them is threatened, and to the best of OTC's and Seller's knowledge, no cause exists for such suspension or cancellation. The Business and the business of ODM is and has historically been conducted in compliance with all applicable federal, state and local (both in the United States and Mexico, as the case may be) and other applicable domestic and foreign laws, codes, ordinances, rules and regulations, except for minor violations which do not have a material adverse effect on the Business, the business or assets of ODM or the Acquired Assets.

     5.25 Litigation. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending or threatened against Seller or ODM before any federal, state, local, or other court or governmental, administrative, or self-regulatory body or agency, or any private arbitration tribunal in the United States or Mexico, relating to the Business, the business of ODM or any of the assets of ODM or the Acquired Assets or the transactions contemplated by this Agreement; nor to the best of their knowledge is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry. Neither Seller nor ODM is in default under any order, license, regulation or demand of any federal, state or local, or other court or governmental, administrative or self-regulatory body or agency, in the United States, Mexico or any other jurisdiction.

     5.26 Inventories. The inventories of each of Seller and ODM as shown on the Balance Sheet and the inventories acquired subsequent to the Balance Sheet Date consist of items of a quality and quantity usable and saleable in the ordinary course of its business.

     5.27 Product Liability. Neither Seller nor ODM has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller or ODM giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller or ODM (a "Product Liability Claim"). Neither Seller nor ODM has received notice or knowledge of any pending or threatened Product Liability Claim.

     5.28 Fixed Assets. Schedule 5.28 hereto sets forth a complete and correct list of each of Seller's and ODM's fixed assets and their locations including, but not limited to, all of their real property, equipment, fixtures and furniture.

     5.29 Broker. Other than Price Waterhouse LLP which acted as investment banker for Seller, no broker, finder, agent or other intermediary has acted on behalf of either Seller or ODM or otherwise assisted in bringing about the transactions contemplated by this Agreement. No broker, finder, agent or other intermediary is entitled to any commission or finder's fee in respect thereof based in any way on agreements, understandings or arrangements with Seller or ODM except that Seller or OTC shall be solely responsible to pay Price Waterhouse the amount of any broker's or finder's fee or any other type of fee or expense incurred in connection with the transaction.

     5.30 Material Information; Full Disclosure. This Agreement and any other certificate, document, agreement or information furnished (including, without limitation, any schedule hereto) or to be furnished pursuant to this Agreement by Seller or OTC to Purchaser do not and will not contain any untrue statement of a material fact and do not and will not omit to state a material fact required to be stated herein or therein necessary to make the statements herein and therein not misleading. There is no fact, development or threatened development (excluding general economic factors affecting businesses in general) which has not been disclosed to Purchaser in writing which adversely affects or, so far as Seller or OTC can now reasonably foresee, may adversely affect, the business, operations, assets, properties, prospects or condition (financial or otherwise) of Seller or ODM.

                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as follows:

     6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is duly qualified to do business in each jurisdiction where the failure to so qualify would not have a material adverse effect on its business. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.

     6.2 Authorization of Agreement and Enforceability. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and (assuming the valid execution and delivery of the Agreement by Seller and OTC) constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     6.3 Effect of Agreement. Neither the execution, delivery and performance of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with or result in a breach of any provision of Purchaser's Certificate of Incorporation or By-Laws, (b) constitute or result in the breach of, conflict with or give rise to a right of termination, cancellation or acceleration with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license or other contract or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound, except for such conflicts, breaches or defaults as to which written waivers or consents have been obtained, or (c) violate any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to Purchaser or any of its properties or assets.

     6.4 Government and Other Consents. No consent, order, authorization, qualification, or approval of, or exemption by, or filing with any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement.

     6.5 Broker. No broker, finder, agent or other intermediary has acted on behalf of Purchaser or otherwise assisted in bringing about the transactions contemplated by this Agreement and no broker, finder, agent or other intermediary is entitled to any commission or finder's fee in respect hereof based in any way on agreements, understandings or arrangements with or the conduct of Purchaser.

                                    ARTICLE 7
                                 INDEMNIFICATION

     7.1 Indemnification by Seller and OTC.

          (a) Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of Purchaser or receipt of any information by Purchaser in respect thereof, Seller and OTC, jointly and severally, shall indemnify, defend and hold Purchaser (and any successors in interest) harmless from and against any damage, liability, loss or deficiency (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from, and shall pay Purchaser on demand the full amount of any sum or sums which Purchaser pays or becomes obligated to pay on account of: (i) any inaccuracy in any representation or the breach of any warranty made by Seller or OTC herein or in any material agreement, instrument or document delivered pursuant to this Agreement; (ii) any failure of Seller or OTC to duly perform or observe any material term,
provision,   covenant,  or  agreement  herein  or  in  any  material  agreement, instrument or document delivered pursuant to or in connection with this Agreement on the part of Seller or OTC to be performed or observed; (iii) any liability or obligation with respect to the Acquired Assets or the conduct of the Business arising with respect to any events or circumstances existing or occurring prior to the Closing (other than the Assumed Liabilities); (iv) other than one-half (1/2) of the VAT, any liability or obligation with respect to the business or assets of ODM (including but not limited to all tax liabilities of ODM for the fiscal year ending December 31, 1997 and thereafter whether the same relates to income taxes, payroll taxes, social security taxes and value added taxes or any other tax in the United States or Mexico relating to the organization or operation of ODM prior to the Closing) arising with respect to any events or circumstances existing or occurring prior to the Closing other than those liabilities reflected on the ODM Balance Sheet; (v) any warranty obligations attributable to sales of Seller's products prior to the Closing;
(vi) any warranty obligations attributable to design defects in products comprising Oryx Sales; (vii) the amount on November 30, 1999 by which actual aggregate Earn Out Payments paid to Seller exceeds the amount of aggregate Earn Out Payments to which Seller is entitled after applying all adjustments under
Section 2.3(b); and (viii) until such time as Purchaser shall appoint a new Board of Directors any and all actions taken by the members of the Board of Directors or persons holding powers of attorney for ODM on or as of the Closing Date, unless such action shall be authorized in writing by Purchaser prior to the taking of such action. In no event will Seller or OTC be required to pay damages or other indemnifiable costs or expenses pursuant to this Section 7 in excess of $5,500,000.00.

          (b) All statements of fact contained in any Schedule and the November Balance Sheet delivered by or on behalf of Seller, ODM or OTC pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Seller and OTC hereunder.

     7.2 Indemnification by Purchaser.

          (a) Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of Seller or OTC or receipt of any information by Seller or OTC in respect thereof, Purchaser shall indemnify, defend and hold Seller and/or OTC, as the case may be, (and any successors in interest) harmless from and against any damage, liability, loss or deficiency (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from, and shall pay Seller and/or OTC, as the case may be, on demand the full amount of any sum or sums which Seller and/or OTC pays or becomes obligated to pay on account of: (i) any inaccuracy in any representation or the breach of any warranty made by Purchaser herein or in any material agreement, instrument or document delivered pursuant to this Agreement, (ii) any failure of Purchaser to duly perform or observe any material term, provision, covenant, or agreement herein or in any material agreement, instrument or document delivered pursuant to or in connection with this Agreement on the part of Purchaser to be performed or observed, and (iii) the failure of Purchaser to pay or discharge any of the Assumed Liabilities as provided in Section 1.2 hereof.

     7.3 No Waiver. No failure or delay on the part of a Party in exercising any right, power or remedy under this Agreement, or available to a Party at law or in equity shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy available to such Party, unless the waiver so provides by its terms. The remedies provided in this Agreement are cumulative and not exclusive of any remedies available to any Party at law or equity.

     7.4 Third Party Claims.

     For any written claim initiated or asserted by any person, firm, governmental authority or corporation other than a Party (a "Third Party Claim") or the commencement of any litigation asserting a Third Party Claim which may give rise to any indemnification obligation of a Party (an "Indemnitor") to another Party under the provisions of this Section, the Party receiving the Third Party Claim and seeking indemnity (the "Indemnitee") shall give notice thereof as provided hereunder to the Indemnitor as promptly as practicable after receipt of such written assertion or the commencement of such litigation, unless the failure to give such notice would not materially prejudice Indemnitor. Indemnitor may at its sole cost and expense, upon written notice given to Indemnitee within fifteen (15) days after its receipt of Indemnitee's notice under this Section 7.4, assume the defense, with counsel reasonably satisfactory to Indemnitee, of any such Third Party Claim or litigation, provided that Indemnitor admits in writing to Indemnitee its obligation to indemnify Indemnitee against liability for such claims. If Indemnitor assumes the defense of any such claim or litigation, the obligations of Indemnitor hereunder as to such claim or litigation shall be limited to taking all steps reasonably necessary in the defense or settlement thereof and to holding Indemnitee harmless from and against any and all losses, liabilities, expenses and damages caused by or arising out of any settlement approved by Indemnitor or any judgment in connection with such claim or litigation, and Indemnitee shall cooperate with and make available to Indemnitor such books and records in Indemnitee's possession as Indemnitor may reasonably require in connection with such defense. Except with the express prior written consent of Indemnitee, Indemnitor shall not consent to the settlement or entry of any judgment arising from any such claim or litigation which in each case does not include as an unconditional term thereof the giving by the claimant or plaintiff, as the case may be, to Indemnitee of an unconditional release from all liability in respect thereof unless Indemnitor shall have actually paid the full amount of any such settlement or judgment. Indemnitee shall be entitled to be consulted about (but not control) the defense of, and receive copies of all pleadings and other material papers in connection with, any such claim or litigation. If Indemnitor does not assume the defense of any such claim or litigation, Indemnitee may defend the same in such reasonable manner as it may deem appropriate, including but not limited to settling such claim or litigation after giving reasonable notice of the same to Indemnitor on such terms as Indemnitee may deem appropriate, and Indemnitor will promptly reimburse Indemnitee in accordance with the provisions of this Section 7.4, provided that Indemnitee shall provide Indemnitor with copies of all pleadings and other material documents in connection with any such claim or litigation and that Indemnitor is consulted about (albeit not in control of) such litigation. Anything contained in this
Section 7.4 to the contrary notwithstanding, (i) Indemnitor shall not be entitled to assume the defense of any such claim or litigation if the Third Party Claim seeks an order, injunction or other equitable relief against Indemnitee which, if successful, might materially interfere with, or adversely affect, the operation of the Business or the Acquired Assets or the business of ODM; and (ii) Indemnitee may defend any Third Party Claim to which Indemnitee may have a defense or counterclaim which Indemnitor is not entitled to assert to the extent necessary to assert and maintain such defense or counterclaim provided that Purchaser shall provide Indemnitor with copies of all pleadings and other material documents in connection with any such claim or litigation and that Indemnitor is consulted about (albeit not in control of) such litigation.

                                    ARTICLE 8
                                     GENERAL


     8.1 Expenses. Except as otherwise provided in Section 7 and 8.2 hereof, Purchaser, Seller and OTC shall pay their own respective counsel, accountants and other advisors' fees and expenses arising in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

     8.2 Sales, Transfer and Documentary Taxes, etc. Seller and OTC shall pay one-half (1/2) and Purchaser shall pay one-half (1/2) of the VAT and all sales, transfer and documentary taxes, if any, due as a result of the sale of Acquired Assets to Purchaser and all other fees directly relating to the transfer of Acquired Assets (including but not limited to the ODM stock) to Purchaser. Nothing contained herein shall be deemed to affect the tax liability of any person with respect to taxes attributable to any income or gain realized as a result of the transaction contemplated by this Agreement, whether such income or gain relates to the sale of the assets of Seller, the sale of the stock of ODM, the assumption of the Assumed Liabilities or otherwise. Purchaser shall take delivery of all Acquired Assets other than the equipment located on the Closing Date at the facility located in Reynosa, Tamaulipas, Mexico at the facility located in McAllen, Texas or such other place within the United States of America as the Purchaser may designate.

     8.3 Survival of Representations and Warranties. Each of the Parties covenants and agrees that all of the representations warranties, covenants, and agreements set forth in this Agreement shall survive the Closing for a period of three (3) years and shall not be merged into any instruments of transfer or other documents delivered by any of the Parties at Closing or at any other time. This period of limitations shall not apply to the representations and warranties set forth in Section 5.4 or 5.20 hereof with respect to which there shall be no contractual period of limitation.

     8.4 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors and assigns any rights, remedies, obligations, or other liabilities under or by reason of this Agreement.

     8.5 Notices. All notices permitted or required under this Agreement shall be in writing and shall be either (a) delivered by personal service, (b) delivered by courier service, (c) telecopied and confirmed immediately in writing by a copy mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by certified or registered mail, postage prepaid, return receipt requested, to the parties hereto at their addresses set forth below or at such other addresses and addressees which may be designated in writing by the parties:

         If to Seller to:           Oryx Power Products Corporation
                                    1100 Auburn
                                    Fremont, CA  94538

         with a copy to:        J. F. Petruzzelli, Esq.
                                    Wise & Shepard, LLP
                                    3030 Hansen Way, Suite 100
                                    Palo Alto, CA  94304
                                    Telecopier No.:  (650) 856-1344

         If to OTC to:          Oryx Technology Corp.
                                    1100 Auburn
                                    Fremont, CA  94538

         with a copy to:        J. F. Petruzzelli, Esq.
                                    Wise & Shepard, LLP
                                    3030 Hansen Way, Suite 100
                                    Palo Alto, CA  94304
                                    Telecopier No.:  (650) 856-1344

         If to Purchaser to:        Todd Power Corporation
                                    50 Emjay Boulevard
                                    Brentwood, NY  11717

         with a copy to:        Ruskin, Moscou, Evans & Faltischek, P.C.
                                    170 Old Country Road
                                    Mineola, NY  11501
                                    Attention:  William A. Ubert, Esq.
                                    Telecopier No.:  (516) 663-6641

         If to TPC to:          Todd Products Corporation
                                    50 Emjay Boulevard
                                    Brentwood, NY  11717

         with a Copy to:        Ruskin, Moscou, Evans & Faltischek, P.C.
                                    170 Old Country Road
                                    Mineola, NY  11501
                                    Attention:  William A. Ubert, Esq.
                                    Telecopier No.:  (516) 663-6641

     Such notices shall be effective upon receipt in the case of personal or courier service or telecopier delivery (with confirming transmittal receipt) and on the fifth (5th) day after posting in the U.S. mail.

     8.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) supersedes all prior agreements and understandings, oral and written, among the parties with respect to the subject matter hereof, and this Agreement constitutes the entire agreement of the parties.

     8.7 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

     8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     8.9 Governing Law, Consent to Jurisdiction, Venue and Service of Process. All questions, claims, controversies or other matters concerning this Agreement, including, but not limited to, its execution, interpretation and performance, shall be governed by the law of the State of New York without regard to any principles of conflicts of laws. The parties hereto, for the purpose of resolving any questions, claims, controversies or other matters arising hereunder, hereby consent to the jurisdiction of any Federal Court located in Nassau or Suffolk County in the State of New York and any Federal Court located in Alameda County in the State of California. If Seller or OTC seek to enforce any rights hereunder, any action with respect to such enforcement shall only be brought in New York, and if Purchaser seeks to enforce any rights hereunder, any action with respect to such enforcement shall only be brought in California. The parties each waive the claim of forum non conveniens in connection with any action arising hereunder brought therein, and agree that service of process may be made upon them by certified mail, return receipt requested, to the address set forth herein for delivery of notices.

     8.10 Severability. If any term, covenant, condition, or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions, and provisions of this Agreement shall not be affected and each remaining term, covenant, condition, and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

     8.11 Amendments. This Agreement may not be modified or changed orally but only by an instrument or instruments in writing signed by all Parties.

     8.12 Assignment. None of the Parties shall assign its rights or obligations under this Agreement without the prior written consent of the other Parties, except that Purchaser may assign this Agreement to any Affiliate of Purchaser without the consent of Seller or OTC.

     8.13 Successors and Assigns. The covenants, agreements, and conditions contained or granted herein shall be binding upon and shall inure to the benefit of Purchaser, Seller and OTC and their respective heirs, successors and permitted assigns.

     8.14 No Joint Venture. The Parties, by entering into this Agreement and consummating the transactions contemplated in this Agreement, shall not be and shall not be considered a partner or joint venturer of one another.

     8.15 Construction of Agreement. This Agreement was negotiated at arm's length by the Parties and their respective counsel. This Agreement shall not be construed as having been "drafted" by any one Party and shall not be construed against any Party as a drafting party.

     IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first written above.

                                       TODD POWER CORPORATION


                                       By:____________________________________
                                          Kathy Todd

                                       ORYX POWER PRODUCTS CORPORATION


                                       By:____________________________________
                                          Mitchel Underseth, President


                                       ORYX TECHNOLOGY CORP.


                                       By:____________________________________
                                          Philip Micciche, President